Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 #33-49886, Form S-8 #333-26409, Form S-8 #33-84558, Form S-8 #333-105264, Form S-8 #333-143086, and Form S-3 #333-146279) of Kohl’s Corporation and in the related prospectuses, of our reports dated March 19, 2010, with respect to the consolidated financial statements of Kohl’s Corporation, and the effectiveness of internal control over financial reporting of Kohl’s Corporation, included in this Annual Report (Form 10-K) for the year ended January 30, 2010.

/s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin

March 19, 2010